EXHIBIT 99.1

Educational Development Corporation Announces Record Monthly Net Revenues and Active Sales Consultants in the Company’s UBAM Division

TULSA, Okla., April 07, 2021 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) reports that the Company has achieved record net revenues in March 2021 totaling approximately $19.1 million, an increase of $10.9 million, or 133%, over net revenues achieved in March 2020 of $8.2 million. The Company’s Usborne Books & More (UBAM) division achieved record net revenues in March 2021 totaling $17.9 million, an increase of $10.2 million, or 132%, over March 2020. The Company’s Publishing division achieved net revenues of $1.2 million, an increase of $0.7 million, or 140%, over March last year. The Company’s UBAM division finished March 2021 with approximately 56,400 active consultants.

Per Randall White, Chief Executive Officer, “March 2021 represents our twelfth straight month of reporting record monthly net revenue growth over the comparable month of the prior year. And while this growth has been consistently repeating, our March 2021 sales growth is magnified against its prior period, which saw a 25% reduction of sales due to the negative impact of the pandemic.”

Mr. White continued, “Our UBAM division sales growth continues to be driven by our increased number of active sales consultants. Our active consultant sales force has grown from 29,400 in March 2020 to 56,400 at the end of March 2021. This growth of 27,000 active consultants represents a 92% increase in our sales force. It is this expanded consultant sales force that continues to drive our growth; with more consultants introducing our products to more customers, we continue to generate more orders and increased net revenues.”

Mr. White concluded, “In addition to our continued growth from UBAM, our Publishing division’s sales in the month of March exceeded $1.0 million for the first time in history. We continue to see growth as our retail customers build positive sales momentum and we look forward to our Publishing division continuing its recent success in increased sales.”

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, book fairs with school and public libraries as well as sales over the internet.

Contact:
        Educational Development Corporation
        Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2020, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2020 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.